SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D
(Under the Securities Exchange Act of 1934)
 (Amendment No. 1)*

Bridge Bancorp, Inc.
(Name of Issuer)

Common Stock
(Title of Class of Securities)

108035106
(CUSIP Number)

Basswood Capital Management, L.L.C.
645 Madison Avenue, 10th Floor
New York, NY 10022
Attn: Matthew Lindenbaum

With a copy to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attn: Michael A. Schwartz, Esq.

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

June 21, 2016
(Date of Event which Requires Filing of this Statement)
If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-l(e), 240.13d-l(f) or 240.13d-1(g), check the following box.  ☐
Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

*
The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Exchange Act") or otherwise subject to the liabilities of that section of the  Exchange Act but shall be subject to all other provisions of the Exchange Act (however, see the Notes).

CUSIP No. 108035106

1.	Name of Reporting Person Basswood Capital Management, L.L.C.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (See Instructions) AF
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 1,251,076
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 1,251,076
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,251,076
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 7.2%
14.	Type of Reporting Person (See Instructions) IA

CUSIP No. 108035106

1.	Name of Reporting Person Basswood Partners, L.L.C.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (See Instructions) AF
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 331,280
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 331,280
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 331,280
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 1.9%
14.	Type of Reporting Person (See Instructions) OO

CUSIP No. 108035106

1.	Name of Reporting Person Basswood Enhanced Long Short GP, LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (See Instructions) AF
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 512,228
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 512,228
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 512,228
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 2.9%
14.	Type of Reporting Person (See Instructions) OO

CUSIP No. 108035106

1.	Name of Reporting Person Basswood Opportunity Partners, LP
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (See Instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 225,109
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 225,109
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 225,109
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 1.3%
14.	Type of Reporting Person (See Instructions) PN

CUSIP No. 108035106

1.	Name of Reporting Person Basswood Opportunity Fund, Inc.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (See Instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 112,894
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 112,894
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 112,894
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 0.7%
14.	Type of Reporting Person (See Instructions) CO

CUSIP No. 108035106

1.	Name of Reporting Person Basswood Enhanced Long Short Fund, LP
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (See Instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 512,228
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 512,228
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 512,228
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 2.9%
14.	Type of Reporting Person (See Instructions) PN

CUSIP No. 108035106

1.	Name of Reporting Person Basswood Financial Fund, LP
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (See Instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 82,596
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 82,596
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 82,596
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 0.5%
14.	Type of Reporting Person (See Instructions) PN

CUSIP No. 108035106

1.	Name of Reporting Person Basswood Financial Fund, Inc.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (See Instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 29,865
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 29,865
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 29,865
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 0.2%
14.	Type of Reporting Person (See Instructions) CO

CUSIP No. 108035106

1.	Name of Reporting Person Basswood Financial Long Only Fund, LP
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (See Instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 23,575
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 23,575
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 23,575
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 0.1%
14.	Type of Reporting Person (See Instructions) PN

CUSIP No. 108035106

1.	Name of Reporting Person BCM Select Equity I Master, Ltd.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (See Instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 0
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 0.0%
14.	Type of Reporting Person (See Instructions) CO

CUSIP No. 108035106

1.	Name of Reporting Person Matthew Lindenbaum
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (See Instructions) AF
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 161,015
	8.	Shared Voting Power 1,251,076
	9.	Sole Dispositive Power 161,015
	10.	Shared Dispositive Power 1,251,076
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,412,091
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 8.1%
14.	Type of Reporting Person (See Instructions) IN/HC

CUSIP No. 108035106

1.	Name of Reporting Person Bennett Lindenbaum
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (See Instructions) AF
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 138,282
	8.	Shared Voting Power 1,251,076
	9.	Sole Dispositive Power 138,282
	10.	Shared Dispositive Power 1,251,076
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,389,358
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 8.0%
14.	Type of Reporting Person (See Instructions) IN/HC

CUSIP No. 108035106

1.	Name of Reporting Person Abigail Tambor 2012 Children’s Trust
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (See Instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization New York
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 97,202
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 97,202
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 97,202
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 0.6%
14.	Type of Reporting Person (See Instructions) OO

CUSIP No. 108035106

1.	Name of Reporting Person Nathan Lindenbaum
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (See Instructions) PF
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 3,913
	8.	Shared Voting Power 402,236
	9.	Sole Dispositive Power 3,913
	10.	Shared Dispositive Power 402,236
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 406,149
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 2.3%
14.	Type of Reporting Person (See Instructions) IN

CUSIP No. 108035106

1.	Name of Reporting Person Nathan J Lindenbaum 1995 Children Trust
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (See Instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization New Jersey
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 50,197
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 50,197
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 50,197
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 0.3%
14.	Type of Reporting Person (See Instructions) OO

CUSIP No. 108035106

1.	Name of Reporting Person Naftali Asher Investments LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (See Instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 65,970
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 65,970
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 65,970
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 0.4%
14.	Type of Reporting Person (See Instructions) OO

CUSIP No. 108035106

1.	Name of Reporting Person Victoria and Benjamin Feder 2012 Children’s Trust
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (See Instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization New York
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 87,327
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 87,327
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 87,327
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 0.5%
14.	Type of Reporting Person (See Instructions) OO

CUSIP No. 108035106

1.	Name of Reporting Person Victoria and Ben Feder’s 1996 Children’s Trust
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (See Instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization New York
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 9,875
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 9,875
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 9,875
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 0.1%
14.	Type of Reporting Person (See Instructions) OO

CUSIP No. 108035106

1.	Name of Reporting Person Marcel Lindenbaum
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (See Instructions) PF
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 68,937
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 68,937
	10.	Shared Dispositive Power 0
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 68,937
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 0.4%
14.	Type of Reporting Person (See Instructions) IN

CUSIP No. 108035106

1.	Name of Reporting Person Shari A. Lindenbaum 1994 Children’s Trust
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (See Instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization New Jersey
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 20,540
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 20,540
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,540
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 0.1%
14.	Type of Reporting Person (See Instructions) OO

CUSIP No. 108035106

1.	Name of Reporting Person Shari A. Lindenbaum
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (See Instructions) AF
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 116,167
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 116,167
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 116,167
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 0.7%
14.	Type of Reporting Person (See Instructions) IN

CUSIP No. 108035106

1.	Name of Reporting Person Ray Lindenbaum
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (See Instructions) AF
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 9,875
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 9,875
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 9,875
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 0.1%
14.	Type of Reporting Person (See Instructions) IN

CUSIP No. 108035106

1.	Name of Reporting Person Shai Tambor
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (See Instructions) AF
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 184,529
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 184,529
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 184,529
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 1.1%
14.	Type of Reporting Person (See Instructions) IN

CUSIP No. 108035106

1.	Name of Reporting Person MGS Partners, LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (See Instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization New Jersey
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 81,000
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 81,000
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 81,000
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 0.5%
14.	Type of Reporting Person (See Instructions) OO

This Amendment No. 1 to Schedule 13D (this “Amendment No. 1”) is being filed with respect to the common stock, par value $0.01 per share (the “Common Stock”), of Bridge Bancorp, Inc. (the “Issuer”), to amend the Schedule 13D filed on June 29, 2015 (as amended by this Amendment No. 1, the “Schedule 13D”).

Item 3. Source and Amount of Funds or Other Consideration

Item 3 of the Schedule 13D is amended to reflect the following:

The Funds (other than Basswood Opportunity Partners, LP and Basswood Opportunity Fund, Inc.) and a managed account expended an aggregate of $22,502,143 in cash (including commissions, if any) from their working capital to acquire the 913,073 shares of Common Stock directly owned by them.  Basswood Opportunity Partners, LP acquired the 225,109 shares of Common Stock directly owned by it upon conversion in the Merger (as defined in Item 4) of its shares of common stock of Community (as defined in Item 4).  Basswood Opportunity Fund, Inc. acquired the 112,894 shares of Common Stock directly owned by it upon conversion in the Merger of its shares of common stock of Community.

                The Lindenbaum Reporting Persons directly holding shares of Common Stock acquired all such shares upon conversion in the Merger of shares of Common Stock of Community owned by them.

The Funds and managed account generally effect purchases through margin accounts maintained for them with each of J.P Morgan Securities LLC, Morgan Stanley & Co., and BNP Paribas Prime Brokerage, which may extend margin credit to the Funds and managed account as and when required to open or carry positions in the margin accounts, subject to applicable Federal margin regulations, stock exchange rules and the firm’s credit policies.  In such instances, the positions held in the margin accounts are pledged as collateral security for the repayment of debit balances in the accounts.

Item 5. Interest in Securities of the Issuer

Items 5(a), 5(b) and 5(c) of the Schedule 13D are amended to reflect the following:
 (a) and (b) As of the date of this Schedule 13D, each of the Reporting Persons beneficially owns shares of Common Stock in such numbers as set forth on the cover pages of this Schedule 13D.  The total number of shares each of the Reporting Persons beneficially owns represents such percentages of the Common Stock outstanding as set forth on the cover pages to this Schedule 13D.  The beneficial ownership percentages in this Schedule 13D are calculated based upon the 17,458,781 shares of Common Stock outstanding as of May 6, 2016, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (the “Commission”) for the quarterly period ended March 31, 2016 and filed on May 10, 2016.
The Management Company, Matthew Lindenbaum and Bennett Lindenbaum share voting and dispositive power over the 1,251,076 shares of Common Stock held directly by the Funds and a managed account.  Basswood Partners, the Management Company, Matthew Lindenbaum and Bennett Lindenbaum share voting and dispositive power over the 331,280 shares of Common Stock held directly by Basswood Financial Fund, LP, Basswood Opportunity Partners, LP and Basswood Financial Long Only Fund, LP.  Basswood Long Short GP, the Management Company, Matthew Lindenbaum and Bennett Lindenbaum share voting and dispositive power over the 512,228 shares of Common Stock held directly by Basswood Enhanced Long Short Fund, LP.  Nathan Lindenbaum has voting and dispositive power over the 81,000 shares of Common Stock held directly by MGS Partners, LLC and the 20,540 shares of Common Stock held directly by the Shari A. Lindenbaum 1994 Children’s Trust.  Nathan Lindenbaum and Shai Tambor share voting and dispositive power over the 97,202 shares of Common Stock held directly by Abigail Tambor 2012 Children’s Trust and the 87,327 shares of Common Stock held directly by the Victoria and Benjamin Feder 2012 Children’s Trust.  Nathan Lindenbaum and Shari A. Lindenbaum share voting and dispositive power over the 50,197 shares of Common Stock held directly by Nathan J Lindenbaum 1995 Children Trust and the 65,970 shares of Common Stock held directly by Naftali Asher Investments LLC. Ray Lindenbaum has voting and dispositive power over the 9,875 shares of Common Stock held directly by the Victoria and Ben Feder’s 1996 Children’s Trust.
By virtue of the relationships among the Basswood Reporting Persons and family relationships among Matthew and Bennett Lindenbaum and the Lindenbaum Reporting Persons, the Reporting Persons may be deemed to be a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 and Rule 13d-5(b)(1) thereunder.  If deemed to be a “group”, such persons would collectively beneficially own 11.7% of the Common Stock.  Each of the Reporting Persons expressly disclaims voting or investment power with respect to shares of Common Stock beneficially owned by each other Reporting Person, except to the extent otherwise disclosed in this Schedule 13D.
(c) During the past sixty days, the Reporting Persons have effected the trades in the Common Stock that are listed on Annex I hereto, all of which were effected on the Nasdaq Stock Market, LLC.
Item 7. Material to Be Filed as Exhibits

1)	Joint Filing Agreement dated as of June 29, 2015.

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Dated: June 28, 2016

Basswood Capital Management, L.L.C.
By:	/s/ Bennett Lindenbaum
Name: Bennett Lindenbaum
Title: Managing Member
Basswood Partners, L.L.C.
By:	/s/ Bennett Lindenbaum
Name: Bennett Lindenbaum
Title: Managing Member

Basswood Enhanced Long Short GP, LLC
By:	/s/ Bennett Lindenbaum
Name: Bennett Lindenbaum
Title: Managing Member

Basswood Opportunity Partners, LP
By: Basswood Capital Management, L.L.C.
By:	/s/ Bennett Lindenbaum
Name: Bennett Lindenbaum
Title: Managing Member

[Signature Page to Amendment No. 1 to Bridge Bancorp 13D]

Basswood Opportunity Fund, Inc.
By: Basswood Capital Management, L.L.C.
By:	/s/ Bennett Lindenbaum
Name: Bennett Lindenbaum
Title: Managing Member

Basswood Enhanced Long Short Fund, LP
By: Basswood Capital Management, L.L.C.
By:	/s/ Bennett Lindenbaum
Name: Bennett Lindenbaum
Title: Managing Member

Basswood Financial Fund, LP
By: Basswood Capital Management, L.L.C.
By:	/s/ Bennett Lindenbaum
Name: Bennett Lindenbaum
Title: Managing Member

Basswood Financial Fund, Inc.
By: Basswood Capital Management, L.L.C.
By:	/s/ Bennett Lindenbaum
Name: Bennett Lindenbaum
Title: Managing Member

[Signature Page to Amendment No. 1 to Bridge Bancorp 13D]

Basswood Financial Long Only Fund, LP
By: Basswood Capital Management, L.L.C.
By:	/s/ Bennett Lindenbaum
Name: Bennett Lindenbaum
Title: Managing Member

BCM Select Equity I Master, Ltd.
By: Basswood Capital Management, L.L.C.
By:	/s/ Bennett Lindenbaum
Name: Bennett Lindenbaum
Title: Managing Member

/s/ Matthew Lindenbaum
Matthew Lindenbaum

/s/ Bennett Lindenbaum
Bennett Lindenbaum

[Signature Page to Amendment No. 1 to Bridge Bancorp 13D]

Abigail Tambor 2012 Children’s Trust
By:	/s/ Nathan J. Lindenbaum
Name: Nathan J. Lindenbaum
Title: Trustee

/s/ Nathan Lindenbaum
Nathan Lindenbaum

MGS Partners, LLC
By:	/s/ Nathan Lindenbaum
Name: Nathan Lindenbaum
Title: Managing Member

Nathan J Lindenbaum 1995 Children Trust
By:	/s/ Shari A. Lindenbaum
Name: Shari A. Lindenbaum
Title: Trustee

Naftali Asher Investments LLC
By:	/s/ Shari A. Lindenbaum
Name: Shari A. Lindenbaum
Title: Manager

[Signature Page to Amendment No. 1 to Bridge Bancorp 13D]

Victoria and Benjamin Feder 2012 Children’s Trust
By:	/s/ Nathan J. Lindenbaum
Name: Nathan J. Lindenbaum
Title: Trustee
Victoria and Ben Feder’s 1996 Children’s Trust
By:	/s/ Ray Lindenbaum
Name: Ray Lindenbaum
Title: Trustee

/s/ Marcel Lindenbaum
Marcel Lindenbaum

Shari A. Lindenbaum 1994 Children’s Trust
By:	/s/ Nathan J. Lindenbaum
Name: Nathan J. Lindenbaum
Title: Trustee

/s/ Shari A. Lindenbaum
Shari A. Lindenbaum

/s/ Ray Lindenbaum
Ray Lindenbaum

/s/ Shai Tambor
Shai Tambor

[Signature Page to Amendment No. 1 to Bridge Bancorp 13D]

Annex I

Fund Name	Trade Date	Shares Purchased (Sold)	Price (Gross)
Basswood Opportunity Partners, LP	5/2/2016	(1,703)	30.37
Basswood Opportunity Partners, LP	5/4/2016	(9,516)	29.10
BCM Select Equity I Master, Ltd.	6/21/2016	(12,095)	29.17